Exhibit 8.1

List of Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation	Proportion of Ownership Interest Owned by China Lif e

China Life Asset Management Company Limited	The People’s Republic of China	60% (directly)

China Life Franklin Asset Management Company Limited (1)	Hong Kong	50%(2) (indirectly through affiliate)

China Life Pension Company Limited (2)	The People’s Republic of China	92.2%(3) (directly and indirectly through affiliate)

(1)	Formerly known as China Life Asset Management (Hong Kong) Company Limited
(2)	AMC, which is 60% owned by us, owns 50%
(3)	We own 87.4% and AMC, which is 60% owned by us, owns 4.8%